Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports Second Quarter 2015 Financial Results of Lindblad Expeditions, Inc.

NEW YORK, August 7, 2015 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”), a global provider of expedition cruises and adventure travel experiences, today reported the financial results of Lindblad Expeditions, Inc. (“Lindblad”) for the quarter ended June 30, 2015.

As previously announced, on July 8, 2015, Lindblad and Capitol Acquisition Corp. II (“Capitol”) completed their merger. As a result of the merger, Lindblad became a direct wholly-owned subsidiary of Capitol. Immediately following the merger, Capitol changed its name to Lindblad Expeditions Holdings, Inc. and its common stock and warrants began trading on the NASDAQ Stock Market under the new symbols LIND and LINDW, respectively.

Lindblad’s Second Quarter and First Half 2015 Financial Highlights

●	Lindblad generated tour revenue of $49.5 million in the second quarter of 2015 compared to $50.8 million in the prior year quarter, and $105.0 million of tour revenue in the first half of 2015 compared to $102.2 million in the prior year period
●	Net Yield for the second quarter was $963.10 compared to $1,020.45 in the prior year quarter, and $984.12 in the first half of 2015 compared to $983.22 in the prior year period
●	Adjusted EBITDA for the second quarter was $12.0 million, a 9.1% increase from $11.0 million in the prior year quarter. Adjusted EBITDA was $26.3 million for the first half of 2015, a 4.8% increase from $25.1 million in the prior year period

Review of Lindblad’s Second Quarter 2015 Results

“We are pleased with our results in the second quarter which demonstrate consistent performance by our existing fleet. We delivered a 9.1% increase in Adjusted EBITDA compared to the prior year quarter, despite a slight decrease in guest ticket revenues compared to the prior year quarter related to softer demand for Africa and Indian Ocean based voyages by the National Geographic Orion. During the summer of 2016, the Orion will be redeployed to Europe as part of our already planned integration of the Orion acquisition into our fleet,” said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad Expeditions Holdings, Inc.

Tour revenue in the quarter amounted to $49.5 million, compared to $50.8 million in the second quarter in 2014 which represents a decrease by 2.6%. The change was primarily the result of a decrease in guest ticket revenue from $44.0 million in the second quarter of 2014 to $43.2 million in the same period in 2015, due to an increase in discounts related principally to cabin revenue received for Africa and Indian Ocean-based voyages on the Orion. Tour revenues for the first half of 2015 increased 2.7% compared to the prior year, to $105.0 million from $102.2 million in the first half of 2014.

Net Yield in the quarter amounted to $963.10 compared to $1,020.45 in the second quarter of 2014, which represents a decrease of 5.6%. Lindblad recorded 40,597 Guest Nights Sold in the period, 4,818 guests, and an occupancy rate of 91.9%. Net Yield for the first half of 2015 amounted to $984.12 compared to $983.22 in the prior year period.

Adjusted Net Cruise Cost per Available Guest Night amounted to $690.45 in the second quarter of 2015, compared to $762.18 in the same period in the prior year, which represents a decrease of 9.4%. The decrease in Adjusted Net Cruise Cost was primarily driven by a reduction in the cost of fuel in the second quarter of 2015 compared to 2014 and a decrease in dry dock costs and maintenance costs for the owned fleet. Adjusted Net Cruise Cost per Available Guest Night amounted to $696.04 for the first half of 2015 compared with $703.47 for the same time period in 2014.

Adjusted EBITDA, a non-GAAP financial measure, increased 9.1% in the second quarter of 2015 to $12.0 million compared to $11.0 million in the same period in 2014. Adjusted EBITDA increased 4.8% in the first half of 2015 to $26.3 million compared to $25.1 million in the first half of 2014. A reconciliation between Adjusted EBITDA and GAAP net income is included in the accompanying financial data.

Full Year 2015

The Company remains confident it will achieve the 2015 financial projections set forth in the investor presentation filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015 in connection with the merger with Capitol. Revenue is projected to be $204 million and Adjusted EBITDA is projected to be $45 million for the full year of 2015.

Furthermore, the Company anticipates that it will enter into contracts to build two new coastal vessels in the third quarter of 2015 with expected deliveries on target for the second quarter of 2017 and 2018. “These new vessels, which will be 100-passenger U.S. flagged ships, will allow us to capitalize on the strong demand for our expeditions with routes similar to existing ones where demand is in excess of our capacity,” said Sven-Olof Lindblad. “We are also reviewing a variety of acquisition opportunities that we believe would be accretive to our planned expansion. Given our strong capital position and the fragmented nature of our industry, we are well positioned to act as a platform to facilitate consolidation.”

In addition, Ian Rogers, the Company’s Chief Financial and Operating Officer commented: “Although it is too early to provide a detailed picture for 2016, bookings remain strong with 43% of ticket revenue for the 2016 financial year on the books, as at June 30, 2015, compared with 40% in 2014 for the 2015 financial year.”

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Debt Financing and Liquidity

On June 22, 2015, Lindblad completed the syndication of its new $175.0 million senior secured term loan. The term loan was increased to $175.0 million from its original size of $150.0 million at the time of the initial funding of the loan on May 8, 2015. The interest rate on the loan was also decreased during syndication by 100 basis points to LIBOR (subject to a minimum of 1.00%) plus 4.50%. The upsized credit facility provides greater flexibility to the combined company to, among other things, make acquisitions and repurchase stock.

As of June 30, 2015, Lindblad’s cash balance was $101 million. Upon completion of the merger with Capitol and the completion of the loan syndication, the combined company had approximately $220 million of cash and restricted cash.

New Independent Board Member

On August 4, 2015, the Company announced that it had appointed Bernard W. Aronson to serve as an independent director. Mr. Aronson is currently Founding Partner of ACON Investments L.L.C., a middle market private equity group. He also serves as the U.S. Special Envoy to the Colombian Peace Process, appointed by President Obama in February 2015. Mr. Aronson previously served as a director of Royal Caribbean Cruises Ltd. from 1993 until 2015, and also serves or has served during the past five years as a director of Kate Spade Inc., Hyatt Hotels Corporation, Chroma Oil and Gas, LP, Sequitur Energy, ACON Franchise Holdings, Mariner Energy and Northern Tier Energy. He serves on several Non-Profit Boards including The Nature Conservancy Maryland/DC chapter, The Amazon Conservation Team, the National Democratic Institute for International Affairs and is a member of the Council on Foreign Relations.

“We are thrilled to have Bernie join our board of outstanding individuals. He brings an unparalleled mix of board experience with some of the biggest success stories in the marine and broader hospitality industries as well as political relationships and experience in geographies that are important for us,” said Mark D. Ein, Chairman of Lindblad Expeditions Holdings, Inc.

Conference Call Scheduled

The Company has scheduled a conference call at 10:00 a.m. Eastern Time on August 7, 2015 to discuss the earnings of Lindblad. The conference call can be accessed by dialing (888) 317-6016 (United States) or (412) 317-6016 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) the anticipated results of the merger of Capitol with Lindblad.; (ii) changes adversely affecting the business in which we are engaged; (iii) management of our growth and our ability to execute on our planned growth; (iv) general economic conditions; (v) our business strategy and plans; (vi) compliance with applicable laws and regulations; (vii) compliance with the financial and/or operating covenants in our amended credit agreement; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; and (xi) those risks described in our filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$53,473,021	$39,678,720
Restricted cash and marketable securities	47,478,278	8,334,632
Inventories	1,921,917	1,700,226
Marine operating supplies	5,145,250	5,078,552
Prepaid expenses and other current assets	10,994,135	11,320,698
Total current assets	119,012,601	66,112,828

Property and equipment, net	119,175,217	121,873,440
Due from shareholder	-	1,500,926
Deferred financing costs, net	-	2,019,503
Operating rights	6,528,949	6,528,949
Deferred tax assets	253,829	101,860
Investment in CFMF	-	47,787,835
Total assets	$244,970,596	$245,925,341

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$79,042,259	$73,195,195
Accounts payable and accrued expenses	18,070,214	20,028,315
Long-term debt - current	1,500,000	4,934,030
Obligations to repurchase shares of Class A common stock	4,965,792	4,965,792
Due to CFMF	-	22,733,000
Total current liabilities	103,578,265	125,856,332

Long-term debt, less current portion	138,271,507	51,755,608
Other long term liabilities	418,070	447,145
Deferred income taxes - long term	408,226	299,035
Total liabilities	242,676,068	178,358,120

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, Class A, no par value, 450,000 shares authorized; 90,000 shares issued and outstanding.	-	-
Common stock, Class B, no par value, 50,000 shares authorized; 0 issued and outstanding.	-	-
Additional paid-in capital	(59,574,152)	21,466,308
Retained earnings	61,868,680	46,100,913
Total shareholders' equity	2,294,528	67,567,221
Total liabilities and shareholders' equity	$244,970,596	$245,925,341

The following table includes assets to be used to settle liabilities of the consolidated variable interest entities ("VIEs"). These assets and liabilities are included in the condensed consolidated balance sheet above. See Note 2 for additional information on the Company's VIEs.

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$2,000	$2,000
Property and equipment	1,562,701	1,755,446

LIABILITIES
Accounts payable and accrued expenses	633,254	55,456
Long-term debt	-	2,170,000

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Tour revenues	$49,531,025	$50,790,991	$104,951,551	$102,165,680

Cost of tours	21,485,767	24,100,955	45,886,988	46,077,828
Gross profit	28,045,258	26,690,036	59,064,563	56,087,852

Operating expenses:
General and administrative	14,556,935	7,973,652	25,682,431	15,242,723
Selling and marketing	8,189,162	7,730,227	17,351,646	15,846,423
Depreciation and amortization	2,895,026	2,873,736	5,646,825	5,747,794
Total operating expenses	25,641,123	18,577,615	48,680,902	36,836,940

Operating income	2,404,135	8,112,421	10,383,661	19,250,912

Other income (expense):
Change in fair value of obligation to repurchase shares of Class A common stock	-	857,565	-	(572,431)
Gain (loss) on foreign currency	(78,329)	178,607	(194,367)	(219,286)
Gain on transfer of assets	7,525,926	-	7,525,926	-
Other income (expense), net	5,000,000	-	5,000,000	-
(Loss) on investment in CFMF	(235,000)	-	-	-
Interest expense, net	(3,888,204)	(1,337,238)	(5,077,627)	(2,657,499)
Total other income (expense)	8,324,393	(301,066)	7,253,932	(3,449,216)

Income before income taxes	10,728,528	7,811,355	17,637,593	15,801,696

Income tax expense	1,893,259	2,646,957	1,869,831	2,242,492

Net income	$8,835,269	$5,164,398	$15,767,762	$13,559,204

Class A Common Stock
Net income available to Class A Common Stockholders	$8,835,269	$4,906,163	$15,767,762	$12,881,204

Weighted average shares outstanding
Basic	154,817	244,287	199,769	244,287
Diluted	159,596	244,287	203,057	244,287

Earnings per share
Basic	$57.07	$20.08	$78.93	$52.73
Diluted	$55.36	$20.08	$77.65	$52.73

Class B Common Stock
Net income available to Class B Common Stockholders	$-	$258,235	$-	$678,000

Weighted average shares outstanding
Basic	-	12,858	-	12,858
Diluted	-	12,858	-	12,858

Earnings per share
Basic	$-	$20.08	$-	$52.73
Diluted	$-	$20.08	$-	$52.73

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities
Net income	$15,767,762	$13,559,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,646,825	5,747,794
Amortization of debt discount and deferred financing costs	2,208,948	543,303
Stock-based compensation	2,427,447	-
Deferred income taxes	(42,778)	277,895
(Gain) loss on currency translation	(194,367)	(219,286)
Gain on transfer of assets	(7,502,668)	-
Changes in operating assets and liabilities:
Inventories and Marine operating supplies	(251,188)	262,949
Prepaid expenses and other current assets	316,966	(433,860)
Unearned passenger revenues	6,021,897	(496,242)
Other long term liabilities	(29,075)	110,120
Accounts payable and accrued expenses	(1,168,060)	(417,785)

Net cash provided by operating activities	23,201,709	18,934,092

Cash Flows From Investing Activities
Purchase of investment in CFMF	(68,087,953)	-
Purchase of property and equipment, net	(2,567,268)	(2,336,841)
Advance from (to) shareholder	1,500,926	(47,163)
Purchase of restricted cash and marketable securities	(39,143,646)	(7,923,356)

Net cash used in investing activities	(108,297,941)	(10,307,360)

Cash Flows From Financing Activities
Proceeds from long-term debt	150,000,000	-
Deferred financing costs	(10,532,175)	-
Repayments of long-term debt	(41,003,232)	(2,167,434)
Repurchase of stock from Class A shareholders	-	572,430

Net cash provided by (used in) financing activities	98,464,593	(1,595,004)

Effect of exchange rate changes on cash	425,940	(230,956)

Net increase in cash and cash equivalents	13,794,301	6,800,772

Cash and cash equivalents at beginning of year	39,678,720	44,353,563

Cash and cash equivalents at end of year	$53,473,021	$51,154,335

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$2,087,329	$2,129,629

Income taxes	$298,226	$247,645

Non-cash investing and financing activities:
Investment in CFMF liquidation of Junior debt asset, warrant	$84,903,567	-
CFMF liquidation of Junior debt long term debt, additional paid in capital	(84,903,567)	-

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Non-GAAP Information

(unaudited)

Reconciliation of Net Income to EBITDA

and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$8,835,269	$5,164,398	$15,767,762	$13,559,204
Income tax expense	1,893,259	2,646,957	1,869,831	2,242,492
Interest expense, net	3,888,204	1,337,238	5,077,627	2,657,499
Depreciation and amortization expense	2,895,026	2,873,736	5,646,825	5,747,794
EBITDA	17,511,758	12,022,329	28,362,045	24,206,989
Change in fair value of obligation to repurchase shares of Class A common stock	-	(857,565)	-	572,431
Gain (loss) on foreign currency translation	78,329	(178,607)	194,367	219,286
Stock based compensation	1,213,722	-	2,427,447	-
Gain on transfer of assets	(7,525,926)	-	(7,525,926)	-
Other non-cash income	(4,765,000)	-	(5,000,000)	-
Non-recurring merger related expenses	5,536,354	-	7,804,602	-
Non-recurring acquisition related expenses	-	-	-	112,000
Adjusted EBITDA	$12,049,237	$10,986,157	$26,262,535	$25,110,706

Guest Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Available Guest Nights	44,193	42,538	91,164	89,760
Guest Nights Sold	40,597	40,751	83,807	85,402
Occupancy	91.9%	95.8%	91.9%	95.1%
Maximum Guests	5,171	5,014	10,610	10,268
Number of Guests	4,818	4,829	9,806	9,804

Calculation of Gross Yield and Net Yield

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Guest ticket revenue	$43,153,749	$43,970,745	$90,953,547	$89,504,670
Other revenue	6,377,276	6,820,246	13,998,004	12,661,010
Tour Revenue	49,531,025	50,790,991	104,951,551	102,165,680
Less: Commissions	(3,436,535)	(3,379,574)	(7,123,099)	(6,692,010)
Less: Other expense	(3,532,318)	(4,003,552)	(8,112,295)	(7,219,797)
Net Revenue	$42,562,172	$43,407,865	$89,716,157	$88,253,873
Available Guest Nights	44,193	42,538	91,164	89,760
Gross Yield	$1,120.79	$1,194.01	$1,151.24	$1,138.21
Net Yield	$963.10	$1,020.45	$984.12	$983.22

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Calculation of Net Cruise Cost Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of tours	$21,485,767	$24,100,955	$45,886,988	$46,077,828
Plus: Selling and marketing	8,189,162	7,730,227	17,351,646	15,846,423
Plus: General and administrative	14,556,935	7,973,652	25,682,431	15,242,723
Gross Cruise Cost	$44,231,864	$39,804,834	$88,921,065	$77,166,974
Less: Commission expense	(3,436,535)	(3,379,574)	(7,123,099)	(6,692,010)
Less: Other expenses	(3,532,318)	(4,003,552)	(8,112,295)	(7,219,797)
Net Cruise Cost	$37,263,011	$32,421,708	$73,685,671	$63,255,167
Less: Fuel expense	(1,677,789)	(2,740,215)	(4,724,586)	(6,361,522)
Net Cruise Cost Excluding Fuel	$35,585,222	$29,681,493	$68,961,085	$56,893,645
Non-GAAP Adjustments
Stock based compensation	(1,213,722)	-	(2,427,447)	-
Non-recurring merger related expenses	(5,536,354)	-	(7,804,602)	-
Non-recurring acquisition related expenses	-	-	-	(112,000)
Adjusted Net Cruise Cost Excluding Fuel	$28,835,146	$29,681,493	$58,729,036	$56,781,645
Available Guest Nights	44,193	42,538	91,164	89,760
Gross Cruise Cost per Available Guest Night	$1,000.88	$935.75	$975.40	$859.70
Net Cruise Cost per Available Guest Night	$843.19	$762.18	$808.28	$704.71
Net Cruise Cost Excluding Fuel per Available Guest Night	$805.22	$697.76	$756.45	$633.84
Adjusted Net Cruise Cost per Available Guest Night	$690.45	$762.18	$696.04	$703.47
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	$652.48	$697.76	$644.21	$632.59

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Key Operational and Financial Metrics

Lindblad uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Lindblad uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. Lindblad  utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. Lindblad believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense and general and administrative expense.

Gross Yield represents tour revenue divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenue and other revenue.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenue less commissions and direct costs of other revenue.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

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